Example Template : 77O



Deutsche High Income Opportunities Fund, Inc.


N-Sar October 1, 2017 - March 31, 2018



Security Purchased	Cusip 	"Purchase/
Trade Date"	 Size (Shr) of Offering 	Offering Price
of Shares	Total ($) Amt of Offering	 Amt of
shares Purch by Fund 	% of Offering Purchased by
Fund	% of Funds Total Assets	Brokers	Purchased
From
Match Group Inc	57665RAG1	11/17/2017
	$99.03	$450,000,000	$440,000	0.10%
	BCLY, BNP, DB, JPM, ML, BMO, CITI
	JPMORGAN SECURITIES INC
Navistar International Corp	63934EAT5
	11/2/2017		$100.0	$1,100,000,000
	$750,690	0.07%		CITI,DB,GS,JPM
	JPMORGAN SECURITIES INC
Targa Resources Partners LP / Targa Resources Partners
Finance Corp	87612BBF8	10/10/2017
	$100.0	$750,000,000	$865,000	0.12%
	CITI, DB, ML, RBC, WELLS	CITIGROUP
GLOBAL
UPC Holding BV	90320LAG2	10/13/2017
	$100.0	$550,000,000	$840,000	0.15%
	CITI, CS, DB, HSBC, JPM	CITIGROUP GLOBAL
Wind Tre SpA	973147AD3	10/24/2017
	$100.0	$2,000,000,000	$930,000	0.05%
	BAC, BCLY, BNP, CITI, CS, DB	BANK OF
AMERICA NA